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                                                                      EXHIBIT 11

                         NOVAVAX, INC. AND SUBSIDIARIES
                    COMPUTATION OF NET LOSS PER COMMON SHARE




                                               December 31,
                                               -----------
                                        1996                   1995
                                        ----                   ----
Net loss                            $(5,494,985)           $(8,494,358)
                                    ===========            ===========

Weighted average shares
 outstanding                         10,132,896              9,937,936
                                     ==========              =========

Net loss and proforma net loss
 common and common
 equivalent share                         $(.54)                 $(.85)
                                          =====                  =====